Exhibit 16.1

September 29, 2021

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Statera BioPharma, Inc.’s Form 8-K dated September 28, 2021, and have the following comments:

1.	We agree with the statements made in paragraphs one through four discussing Statera BioPharma, Inc.’s relationship with Meaden & Moore, Ltd.

2.	We have no basis on which to agree or disagree with the statements made in paragraph five.

Yours truly,

Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

(A Meaden & Moore Affiliate Company)

1375 East Ninth Street, Suite 1800 | Cleveland, OH 44114-1790 | P (216) 241-3272 | F (216) 771-4511 | meadenmoore.com